Exhibit 10.1

July 29, 2017

David Jaffe

933 MacArthur Blvd.

Mahwah, NJ 07430

Dear David:

The Board of Directors (the “Board”) of Ascena Retail Group (“Ascena” or “Company”) is pleased to offer you (“Executive”) the following terms and conditions of continued employment with Ascena. The terms and conditions of this letter (this “Letter”) replace any and all previous agreements, offers or discussions concerning your employment, effective as of August 1, 2017 (the “Effective Date”).

1) Employment. Ascena hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to be employed by Ascena, upon the terms and subject to the conditions set forth in this Letter.

2) Title. Ascena will employ Executive as its Chief Executive Officer.

3) Duties and Responsibilities.

a) As Chief Executive Officer, Executive shall perform the customary duties and have the customary responsibilities of such position. Executive shall report to the Board, and shall perform such other duties as may be assigned to Executive from time-to-time by the Board.

b) Executive agrees to faithfully serve Ascena, devote his full working time, attention and energies to the business of Ascena, its subsidiaries and affiliated entities, and perform the duties under this Letter to the best of his abilities. Executive agrees not to engage in any other business or employment without the written consent of Ascena except as otherwise specifically provided herein. Executive may perform uncompensated services in connection with either the management of personal investments or with charitable or civic organizations; provided that such activities do not interfere with Executive’s duties pursuant to this Letter. Executive may serve on other corporate boards of directors, with the approval of the Board, which approval will not be unreasonably withheld. Executive shall also be entitled to appropriate vacation each year.

4) Compensation and Benefits.

a) Base Salary. During the Employment Term, Ascena shall pay Executive a base salary at the annual rate of $1,000,000 per year or such higher rate as may be determined from time to time by the Board or a Compensation Committee of the Board (“Base Salary”). Such Base Salary shall be paid in accordance with Ascena’s standard payroll practices for senior executives.

b) Benefit Plans, Fringe Benefits and Incentive Programs. Executive shall be entitled to participate in all of Ascena’s pension, insurance and other benefit plans and programs and in all bonus and incentive plans, including the Ascena semi-annual incentive bonus plans and stock incentive plans. Executive shall be entitled to office, secretarial and administrative assistance, and to the use of a car service at the Company’s expense as necessary for him to perform his duties and responsibilities hereunder, including for transportation to and from his home.

c) Expense Reimbursement. Ascena shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of his duties under this Letter in accordance with Ascena’s customary practices applicable to senior executives and Section 12(c) of this Letter.

5) Termination of Employment. Executive’s employment under this Letter shall be at-will and either the Company or Executive may terminate the employment relationship at any time, subject to the provisions set forth in this Section 5. Upon termination, Executive (or his beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 6 below, and, if applicable, Section 7 below.

a) Death. Executive’s employment shall terminate upon Executive’s death.

b) Total Disability. Ascena may terminate Executive’s employment upon his becoming “Totally Disabled.” For purposes of this Letter, Executive shall be “Totally Disabled” if Executive is physically or mentally incapacitated so as to render Executive incapable of performing his material and substantial duties under this Letter for a period of 90 consecutive days or 120 non-consecutive days in any 12 month period. Executive’s receipt of disability benefits under Ascena’s long-term disability benefits plan or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability (as defined in this Section 5(b)) for purpose of this Letter; provided, however, that in the absence of Executive’s receipt of such long-term disability benefits or Social Security benefits, the Board may determine that Executive is Totally Disabled (as defined in this Section 5(b)) based upon the opinion of an impartial reputable physician (“Impartial Physician”) selected by mutual agreement of the parties or their representatives, or failing agreement within 10 days of a written request therefor by Ascena to Executive, then an Impartial Physician designated by mutual agreement of a physician selected by Executive (or his representatives) and a physician selected by Ascena; the written opinion of such Impartial Physician as to the issue of Total Disability shall be final and binding on the parties.

c) Termination by Ascena for Cause. Ascena may terminate Executive’s employment for “Cause.” Such termination shall be effective as of the date specified in the written Notice of Termination provided to Executive. For purposes of this Letter, the term “Cause” shall mean any of the following: (i) conviction of a crime (including conviction or a nolo contendere plea) involving the commission by Executive of a felony or of a criminal act involving, in the good faith judgment of the Board, fraud, dishonesty, or moral turpitude but excluding any conviction which results solely from Executive’s title or position with Ascena and is not based on his personal conduct; (ii) intentional and willful failure by Executive to satisfactorily perform employment duties reasonably requested by the Board after 30 days’ prior written notice of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (iii) Executive’s act of fraud or embezzlement; (iv) gross misconduct or gross negligence by Executive in connection with the business of Ascena or an affiliate which has a substantial adverse effect on Ascena or the affiliate; (v) Executive’s intentional and willful act or omission which is materially detrimental to the business or reputation of Ascena; or (vi) Executive’s willful breach of any of the covenants set forth in Section 8 hereof.

d) Termination by Executive for “Good Reason.” Executive may terminate his employment under this Letter for “Good Reason” by providing a Notice of Termination to Ascena, setting forth in reasonable detail the circumstances or event giving rise to the purported “Good Reason” within 30 days following the initial occurrence thereof, and the Company shall have 60 days following receipt of such notice to cure the condition (in the Company’s discretion). If the Company does not cure the event constituting “Good Reason” within such 60 day period, the Executive’s Termination Date shall be the day immediately following the end of such 60 day period, unless the Company provides for an earlier Termination Date, or such later Termination Date as may be mutually agreed by the parties. For purposes of this Letter, the term “Good Reason” shall mean the occurrence, without Executive’s consent, of any of the following circumstances: (i) any material demotion of Executive from his position, job duties, or responsibilities as Chief Executive Officer, or any material demotion of Executive from his position, job duties or responsibilities as Chief Executive Officer occurring on a Change in Control (as defined below) or during the 24 month period following a Change in Control (in any case except in connection with the termination of Executive’s employment for Cause or due to Total Disability or as a result of Executive’s death, or temporarily as a result of Executive’s illness or other absence); (ii) a failure by Ascena to pay Executive’s compensation and benefits in accordance with this Letter; (iii) relocation of Executive’s principal place of work outside of a 35 mile radius of its current location; or (iv) any material breach (not covered by clauses (i) - (iii) above) of any of Ascena’s obligations under this Letter.

e) Notice of Termination. Any termination of Executive’s employment by Ascena or by Executive (other than by reason of Executive’s death) shall be communicated by delivery of a written notice of termination to the other party in accordance with Section 10 below (“Notice of Termination”).

f) Termination Date. The effective date of Executive’s termination of employment (the “Termination Date”) shall be

i) in the event of Executive’s death, the date of death;

ii) in the event of termination for Total Disability, the date specified in the Notice of Termination;

iii) in the event of termination for Cause, the date specified in the Notice of Termination;

iv) in the event of termination for Good Reason, the date specified in the Notice of Termination or such later date as may be mutually agreed by the parties; and

v) in the event of any other termination, the last day of the 60 day period beginning on the date on which written Notice of Termination is given or such earlier date as may be specified by Ascena or such later date as may be mutually agreed by the parties.

6) Compensation Following Termination of Employment; Change in Control.

a) In the event Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason, in either case other than as set forth in Section 6(b), in addition to all other payments and benefits to which Executive shall be entitled, Executive shall be entitled to receive an amount equal to two times the Executive’s Base Salary (at the rate in effect on Executive’s Termination Date) (such amount, the “Severance Payments”). The Severance Payments shall be made to the Executive in installments for a period of 24 months following the date of termination in accordance with Ascena’s standard payroll practices for senior executives, subject to the Delay Period under Section 12(b) of this Letter and further subject to Section 9 of this Letter.

b) In the event that upon a Change in Control or during the 24 months following a Change in Control, Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason, Ascena shall pay the Executive an amount equal to two times the sum of (x) the Base Salary at the rate in effect on the date of the Notice of Termination, and (y) the Bonus (as defined below) (the “CiC Severance”). The CiC Severance shall be paid to the Executive in installments for a period of 24 months following the Termination Date in accordance with Ascena’s standard payroll practices for senior executives, subject to the Delay Period under Section 12(b) of this Letter and further subject to Section 9 of this Letter. Notwithstanding the foregoing, Executive shall also be entitled to receive the CiC Severance if such termination occurs during the 90-day period prior to the occurrence of a “409A Change in Control,” that actually occurs. A “409A Change in Control” means a Change in Control that constitutes a “change in control event” within the meaning of Section 409A of the Internal Revenue Code. As used herein, “Bonus” means the higher of (a) Executive’s average of the most recent three year aggregate annual cash performance bonuses actually paid to Executive on a semi-annual basis or (b) Executive’s annual target cash performance bonus opportunity relating to the fiscal year in which such Change in Control occurs. For purposes of calculating a year’s aggregate annual cash performance bonus referred to the foregoing clause (a), such aggregate annual bonus shall equal the sum of the two seasonal bonuses actually paid to Executive with respect to a fiscal year (for the avoidance of doubt, “Bonus” shall not include any other bonus to be paid upon completion of any specified project or upon the occurrence of a specified event, including, without limitation, a Change in Control). Notwithstanding receipt of such payments, Executive shall be entitled to receive the payments and benefits hereinafter referred to in this Section 6.

A “Change in Control” shall mean the occurrence of any one of the following events:

i) any “person,” as such term is used in sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a “beneficial owner,” as such term is used in Rule 13d-3 under that act, of 30% or more of the outstanding common stock of Ascena, excluding a person that is an affiliate (as such term is used under that act) of Ascena on the date of this Letter, or any affiliate of any such person;

ii) the majority of the Board consists of individuals other than “Incumbent Directors,” which term means the members of the Board on the date of this Letter; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by at least two-thirds of the directors who then comprised the Incumbent Directors shall be considered an Incumbent Director;

iii) Ascena adopts any plan of liquidation providing for the distribution of all or substantially all its assets;

iv) all or substantially all the assets or business of Ascena are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of Ascena immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they own the common stock of Ascena, all the common stock or other ownership interests of the entity or entities, if any, that succeed to the assets or business of Ascena); or

v) Ascena combines with another company and is the surviving corporation, but, immediately after the combination, the shareholders of Ascena immediately prior to the combination hold, directly or indirectly, 50% or less of the common stock or other ownership interests of the combined company (there being excluded from the number of shares held by such shareholders, but not from the common stock or other ownership interests of the combined company, any shares or other ownership interests received by affiliates of such other company in exchange for stock of such other company).

c) In the event that upon a Change in Control or during the 24 months following a Change in Control, Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason, then, to the extent not vested immediately prior to the Change in Control, all stock based awards granted to Executive prior to the Change in Control under the Company’s equity plans, each as amended, including, but not limited to, the Company’s 2016 Omnibus Incentive Plan, or any predecessor or successor plan(s) thereto, that are outstanding as of the date of the Change in Control (including, but not limited to, stock options, shares of restricted stock and performance stock units), or, in the event such stock based awards are not assumed or substituted by the successor in connection with such Change in Control, outstanding immediately prior to the date of the Change in Control, shall become fully vested as of the date of Executive’s termination of employment by Ascena without Cause or by Executive for Good Reason. Upon any such termination, (A) any stock option, stock appreciation right or similar award that provides for a participant-elected exercise shall become fully exercisable and will remain exercisable for the applicable period following termination as specified in the applicable equity plan and/or the applicable award agreement, and (B) in the case of restricted stock or similar awards that are not subject to a participant-elected exercise, Ascena shall remove any restrictions (other than restrictions required by federal securities law) or conditions in respect of such award as of the date of the Executive’s termination of employment by Ascena without Cause. For the avoidance of doubt, this Section 6(c) shall apply to any equity awards that, in connection with a Change in Control, (1) are granted as replacement of the equity awards held by Executive immediately prior to the Change in Control, and (2) are outstanding immediately prior to the Change in Control, but are not assumed or substituted by the successor in connection with such Change in Control.

Notwithstanding the forgoing, in the event Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason during the 90-day period prior to the occurrence of a 409A Change in Control, then, in lieu of the foregoing under this Section 6(c), Ascena shall pay to Executive a lump sum cash payment equal to the sum of (x) with respect to any unvested stock option, stock appreciation right or similar appreciation based award that expired on the date Executive’s employment terminated, the excess, if any, of (A) the aggregate per share cash consideration, and the fair market value on such date of the aggregate per share non-cash consideration, paid or payable to the Company’s common stockholders in the transaction which is the basis for the Change in Control, (or if no such consideration was then payable, the last trading price of the Company’s common stock on the day immediately preceding the date of the event that resulted in the occurrence of the Change in Control), over (B) the strike price per share that would have been required to be paid in order to exercise each tranche of the unvested awards that expired on the date of Executive’s termination of employment, times the number of shares of the Company’s common stock covered by each such tranche (such calculation to be performed separately for each tranche with a different strike price, and the aggregate amounts so calculated being the amount required to be paid under this provision), plus (y) with respect to any unvested restricted stock or similar whole share type of award that expired on the date Executive’s employment terminates, the fair market value of such awards calculated based on the last trading price of the Company’s common stock on the day immediately preceding the date of the event that resulted in the occurrence of the Change in Control times the number of shares of the Company’s common stock covered by each such award. Any such payment shall be paid in a lump sum on the later of (x) the 90th day following the date of Executive’s termination of employment, and (y) the date of the 409A Change in Control. For the avoidance of doubt, a 409A Change in Control must actually occur in order for Executive to receive any entitlements under this paragraph.

d) In the event that at any time prior to the End Date (whether prior to, upon or during the 24 months following a Change in Control or in the absence of a Change in Control) the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason:

(i) subject to Executive’s and/or his covered dependents’, as applicable, timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and Executive’s or his covered dependents, as applicable, continued copayment of premiums at the same level and cost as if Executive were an employee of Ascena (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in Ascena’s (or its successors) health and medical insurance plans for Executive and his covered dependents (to the extent permitted under applicable law and the terms of such plan), in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (“Code”), for a period though the earlier of (x) the applicable period that Executive and/or his covered dependents, as applicable, are eligible for continuation coverage under COBRA and (y) the Executive becoming eligible for coverage under the health and medical insurance plans of a subsequent employer; and

(ii) Executive will be entitled to receive a pro rata incentive compensation bonus payment for the season (i.e., the fall season or spring season) in which such termination occurs based on the actual results for the season, pro-rated based on the number of days during the season that Executive was employed by the Company over the total number of days in the season (the “Pro Rata Bonus”), payable when the incentive compensation bonus payment for such season is paid to the Company’s other executive officers.

(e) Upon termination of Executive’s employment under this Letter for any reason, Executive (or his designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:

i) Earned but Unpaid Compensation. Ascena shall pay Executive any accrued but unpaid Base Salary for services rendered to the date of termination and any accrued but unpaid expenses required to be reimbursed under this Letter.

ii) Other Compensation and Benefits. Except as may otherwise be provided under this Letter, any benefits to which Executive may be entitled pursuant to any other plans, programs and benefits referred to in Section 4 above shall be determined and paid in accordance with the terms of such plans, programs and benefits.

7) Benefits Payable Following Death or Total Disability.

a) Death. In the event that Executive’s employment is terminated by reason of his death, his designated beneficiary or estate (as the case may be) shall receive (i) such life insurance or benefits to which Executive is entitled under the plans and policies maintained by Ascena, (ii) Executive’s full Base Salary at the rate in effect on the date of Executive’s death, as if his employment had continued until one year following Executive’s death, payments of Base Salary to be made at the same time and in the same manner as such compensation had been paid prior to such termination of employment, (iii) subject to Executive’s covered dependents’ timely election of continuation coverage under COBRA, and Executive’s covered dependents continued copayment of premiums at the same level and cost as if Executive were an employee of Ascena (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation for Executive’s covered dependents in Ascena’s health and medical insurance plans (to the extent permitted under applicable law and the terms of such plan), in a manner intended to avoid any excise tax under Code Section 4980D, for a period of one year following Executive’s death, subject to the Executive’s covered dependents’ remaining eligible for COBRA coverage during such period, and (iv) the Pro Rata Bonus, payable when the incentive compensation bonus payment for such season is paid to the Company’s other executive officers.

b) Total Disability. In the event that Executive’s employment is terminated by reason of his Total Disability as determined in accordance with Section 5(b), Executive or his designated beneficiary or estate (as the case may be) shall receive (i) such life insurance or disability benefits, if any, to which Executive is entitled under the plans and policies maintained by Ascena; (ii) Executive’s Base Salary as determined under Section 4(a) at the rate in effect on his Termination Date, as if his employment had continued through the End Date, and in no event less than one year following the Termination Date (the “Disability Severance Payments”); (iii) subject to Executive’s and/or his covered dependents’, as applicable, timely election of continuation coverage under COBRA, and Executive’s or his covered dependents’, as applicable, continued copayment of premiums at the same level and cost as if Executive were an employee of Ascena (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in Ascena’s health and medical insurance plans for Executive and his covered dependents (to the extent permitted under applicable law and the terms of such plan), in a manner intended to avoid any excise tax under Code Section 4980D, for a period that is the shorter of the date of termination through (x) the later of the End Date and one year from the date of termination, (y) the applicable period that Executive and/or his covered dependents’, as applicable, are eligible for continuation coverage under COBRA and (z) the Executive becoming eligible for coverage under the health and medical insurance plans of a subsequent employer, and (iv) the Pro Rata Bonus, payable when the incentive compensation bonus payment for such season is paid to the Company’s other executive officers. Any Disability Severance Payments shall be made at the same time and in the same manner as such compensation had been paid prior to such termination of employment, subject to the Delay Period under Section 12(b) of this Letter.

8) Restrictive Covenants.

a) Non-Competition. Executive covenants and agrees that at all times during the Employment Term and for one year thereafter, unless Ascena at its sole discretion gives its prior written consent to such activity by Executive, Executive will not, directly or indirectly, engage in, assist, or have any active interest or involvement whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holdings of less than 1% of the stock of a public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity which, directly or indirectly, is engaged in “Competition” with Ascena.

For purposes of this Letter, “Competition” with Ascena shall mean (x) the business of owning and/or operating one or more retail specialty stores that sell women’s apparel, or (y) the business of selling women’s apparel through catalogs or internet sales, or (z) any other business engaged in by Ascena (or any subsidiary of Ascena or any entity in which Ascena owns 25% or more of the outstanding equity interests) during the Employment Term. As used in this Section 8, Ascena includes its affiliates, which for this purpose includes any person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, Ascena.

b) Non-Solicitation. Other than in the good faith performance of his duties under this Letter, Executive covenants and agrees that at all times during the Employment Term and for two years thereafter, he will not directly or indirectly recruit, solicit, hire, or cause to be hired, any individual who is then, or who has been within the preceding six month period, an employee of Ascena.

c) Non-Disparagement. Other than in the good faith performance of his duties under this Letter, Executive covenants and agrees that during the course of his employment by Ascena or at any time thereafter, Executive shall not, directly or indirectly, in public or private, deprecate, impugn, disparage, or make any remarks that would tend to or be construed to tend to defame Ascena or any of its employees, members of its board of directors or agents, nor shall Executive assist any other person, firm or company in so doing. This restriction shall not apply to statements or representations made pursuant to Section 8(g).

d) Confidentiality. Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s duties and for the benefit of Ascena, either during the period of the Executive’s employment with Ascena or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to Ascena whether the foregoing shall have been obtained by Executive during Executive’s employment by Ascena (or any predecessors) or otherwise. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides Ascena with prior notice of the contemplated disclosure and cooperates with Ascena at its expense in seeking a protective order or other appropriate protection of such information). Pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

e) Right to Injunction. Executive acknowledges that the services to be rendered by him to Ascena are of a special and unique character, which gives this Letter a peculiar value to Ascena. Executive acknowledges that a breach of the covenants set forth in this Section 8 will cause irreparable damage to Ascena with respect to which Ascena’s remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the covenants set forth in this Section 8 by Executive, Executive and Ascena agree that Ascena shall be entitled, in addition to remedies otherwise available to it at law or equity, to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction.

f) Acknowledgments and Separability of Covenants. The parties acknowledge that the types and periods of restriction imposed in Section 8 are fair and reasonable and are reasonably required for the protection of Ascena; and that the time, scope and other provisions of such Section have been specifically negotiated by the parties. Executive specifically acknowledges that the restrictions contemplated by this Letter will not prevent him from being employed or earning a livelihood. The covenants contained in this Section constitute a series of separate covenants, one for each applicable state in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 8 is not permitted by applicable laws, Executive and Ascena agree that such covenants shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Letter for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

(g) Permitted Disclosure. Nothing in this Letter (including, without limitation, Section 8(c) and (d)) shall be construed to prohibit Executive from reporting possible violations of federal or state law or regulations to any governmental agency or entity or self-regulatory institution, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Prior authorization of Ascena shall not be required to make any such reports or disclosures and Executive is not required to notify Ascena that he has made such reports or disclosures.

9) Release Required. Notwithstanding anything herein to the contrary, any severance payments or benefits payable or to be provided pursuant to Section 6(a) or (b) of this Letter shall be conditioned upon Executive’s execution and non-revocation, within 60 days following the effective date of Executive’s termination of employment, of a general release of claims in the Company’s customary general release form (with such changes thereon as are legally necessary at the time of execution to make it enforceable, including, but not limited to, the addition of any federal, state or local laws) (the “Release”). The Company shall provide the Release to Executive within five days following the date of Executive’s employment termination. Executive will be required to sign the Release within 45 days after the date it is provided to him and not revoke it within the time period set forth therein. Subject to the foregoing and Section 12, the Severance Payments or CiC Severance Payments (as applicable) shall commence to be paid to Executive on the first regularly scheduled payroll date that occurs after the 60th day following the Executive’s termination of employment, and such first payment shall include payment of any amounts that would otherwise be due prior thereto. Notwithstanding anything to the contrary, the Release shall not require Executive to waive or release claims with respect to: (i) the right to enforce this Letter; (ii) any vested right Executive may have under any employee pension or welfare benefit plan of the Company; (iii) any rights to indemnification or expense reimbursement; (iv) any rights Executive may have under COBRA; or (v) any right of Executive in his capacity as an equity holder of Ascena.

10) Notices. Any notice, consent, request or other communication made or given in connection with this Letter shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, or sent by a nationally recognized overnight courier service, to the parties listed below at their following respective addresses or at such other address as each may specify by notice to the other:

To Ascena:

Ascena Retail Group, Inc.

933 MacArthur Boulevard

Mahwah, NJ 07430

Attention: Board of Directors

To Executive: at the last address (or to the facsimile number) shown on the records of Ascena.

11) Miscellaneous.

a) This Letter shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely in Delaware. Any dispute between the parties hereto arising out of or relating to this Letter (other than any dispute relating to Section 8 above) shall be settled exclusively by arbitration in Wilmington, Delaware in accordance with the provisions of this Letter and the commercial rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

b) The article and section headings contained herein are for reference purposes

c) This Letter sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including the Prior Letter. This Letter may not be amended except by a written agreement signed by both parties.

d) Except as otherwise provided in this Letter, this Letter shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Letter and the rights and benefits of Executive under this Letter shall not be assignable by Executive; provided, however, that nothing in this Section 11 shall preclude Executive from designating a beneficiary or beneficiaries to receive any benefit payable on his death.

e) No provision of this Letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Board.

f) The provisions of this Letter shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

g) This Letter may be executed (including by facsimile transmission) with counterpart signature pages or in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12) Code Section 409A.

a) Although Ascena does not guarantee to the Executive any particular tax treatment relating to the payments and benefits paid in accordance with the terms and conditions of this Letter, it is the intent of the parties that payments and benefits under this Letter comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Letter shall be interpreted to be in compliance therewith. The parties agree to reasonably cooperate to take all further actions necessary to satisfy the requirements of Code Section 409A.

b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Letter providing for the payment of any amounts or benefits that are considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the providing of any benefit made subject to this Section 11(b), to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall be made or provided as specified below after the date which is the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service,” and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day following the end of the Delay Period, and any remaining payments and benefits due under this Letter shall be paid or provided in accordance with the normal payment dates specified for them herein.

c) All expenses or other reimbursements paid pursuant to this Letter that are taxable income to the Executive shall be paid at the time provided by Ascena’s applicable policies and customary practices, but in no event shall be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

13) Parachute Payments. If there is a change in ownership or control of Ascena that causes any payment, distribution or benefit provided by Ascena, any person whose actions result in a change in ownership covered by Section 280G(b)(2) or any person affiliated with Ascena or such person, to or for the benefit of the Executive (whether provided, to be provided, paid or payable or distributed or distributable pursuant to the terms of this Letter or otherwise) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by the Executive with respect to such excise tax, the “Excise Tax”) (any such Payment, a “Parachute Payment”), then the following provisions shall apply:

(i) If the Parachute Payment, reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes payable by the Executive on the amount of the Parachute Payment which are in excess of the Threshold Amount (as defined below), are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Letter.

(ii) If the Threshold Amount is less than (A) the Parachute Payment, but greater than (B) the Parachute Payment reduced by the sum of (x) the Excise Tax and (y) the total of the federal, state, and local income and employment taxes payable by the Executive on the amount of the Parachute Payment which are in excess of the Threshold Amount, then the Parachute Payment shall be reduced (but not below zero) to the extent necessary so that the sum of all Parachute Payments shall not exceed the Threshold Amount. In such event, the Parachute Payment shall be reduced in the following order: (1) cash payments not subject to Code Section 409A; (2) cash payments subject to Code Section 409A; (3) stock options (and other exercisable awards) that have exercise prices higher than the then fair market value price of the stock (based on the latest vesting tranches), (4) restricted stock and restricted stock units based on the last ones scheduled to be distributed, (5) other stock options based on the latest vesting tranches, and (6) other non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

For the purposes of this Section 13, “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less $1.00. The determination as to which of the alternative provisions of this Section 13 shall apply to the Executive shall be made by a certified public accounting firm designated by Ascena and reasonably acceptable to the Executive (the “Accounting Firm”). The Accounting Firm shall make, and shall provide to the parties, such determination within 60 days following the occurrence of the event that subjects the Executive to the Excise Tax. All Payments will be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) and any Payments in excess of the base amount shall be treated as subject to the Excise Tax unless otherwise determined by the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by Ascena. Any determination by the Accounting Firm shall be binding upon Ascena and the Executive. The Executive and Ascena shall provide the Accounting Firm with all information which the Accounting Firm reasonably deems necessary in computing the Threshold Amount. For purposes of determining which of the alternative provisions of this Section 13 shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the determination date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

Please sign both copies of this letter, keep one for your records and return one to Duane Holloway, EVP and General Counsel.

Sincerely,

/s/ Randy L. Pearce

Randy L. Pearce

Lead Independent Director

of the Board of Directors

I accept the terms and conditions as specified above.

/s/ David Jaffe
David Jaffe